UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   November 3, 2006

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 3, 2006, Forest was informed by the administrative agent bank that the required lenders under Forest’s $600,000,000 credit facilities, consisting of a $500,000,000 U.S. credit facility through a syndicate of banks led by JPMorgan Chase and a $100,000,000 Canadian credit facility through a syndicate of banks led by JPMorgan Chase Bank, Toronto Branch, had approved the Third Amendment to the credit facilities. The credit facilities mature in September 2009.

The amendment permits Forest to transfer the majority of the assets associated with its Alaska business unit to a new subsidiary, Forest Alaska Operating LLC, and authorizes the release of certain liens filed against properties in Alaska that secure Forest’s credit facilities.  On November 1, 2006, Forest announced that the new subsidiary intends to attempt to obtain $375 million of term loan financing to fund a $350 million distribution to Forest and to provide working capital for the operations of the subsidiary, which will be secured by the assets transferred to the subsidiary, and will be nonrecourse to Forest.   The third amendment is effective as of October 31, 2006.  Forest plans to file the third amendment as an exhibit to its next quarterly report on Form 10-Q.

In connection with the third amendment and the transfer of the Alaska properties to the new subsidiary, no changes were made to the global borrowing base.  As announced on September 29, 2006, the global borrowing base under the credit facilities is set at $900,000,000.  Subject to the agreement of Forest and the applicable lenders, the size of the credit facilities may be increased by $200,000,000 in the aggregate.   Forest does not currently plan to ask the lenders to approve an increase in the size of the credit facilities and therefore borrowing will continue to be limited to the current commitments totaling $600,000,000.

From time to time, Forest and the lenders engage in other transactions.  These activities include securities offerings where a lender or an affiliate of the lender may serve as an underwriter or initial purchaser of the securities and hedging arrangements where a lender may be a counterparty to the arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: November 3, 2006	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Vice President — General Counsel and Secretary